Exhibit 5.2

October 3, 2011

DHT Holdings, Inc.
Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special United States counsel for DHT Holdings, Inc., a Marshall Islands corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of up to an aggregate amount of $300,000,000 of (a) shares of common stock of the Company, par value $0.01 per share, (b) shares of preferred stock of the Company, par value $0.01 per share or (c) debt securities of the Company (the “Debt Securities”) to be issued in one or more series under an indenture (the “Indenture) to be entered into by the Company and a trustee (the “Trustee”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion.  As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.  We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing, and assuming that: (a) the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable laws; (b) the Registration Statement will be effective and will comply with all applicable laws at the time the Debt Securities are offered or issued as contemplated by the Registration Statement; (c) a prospectus supplement or term sheet will have been prepared and filed with the Commission describing any Debt Securities offered thereby and will comply with all applicable laws; (d) any Debt Securities will be issued and sold in compliance with all applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (e) a definitive purchase, underwriting or similar agreement with respect to any Debt Securities offered or issued will have been duly authorized and validly executed and delivered by the Company, together with the other parties thereto; and (f) none of the terms of the Debt Securities, nor the issuance and delivery of the Debt Securities, nor the compliance by the Company with the terms of the Debt Securities will violate any applicable laws or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company, we are of the opinion that:

1.  With respect to the Debt Securities to be issued under the Indenture, when (a) the Trustee is qualified to act as Trustee under the Indenture, (b) the Trustee has duly executed and delivered the Indenture, (c) the Indenture has been duly authorized and validly executed and delivered by the Company to the Trustee, (d) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (e) the board of directors of the Company, a duly constituted and acting committee thereof or any officers of the Company delegated such authority (such board of directors, committee or officers being hereinafter referred to as the “Board”) has taken all necessary corporate action to approve the due and valid issuance and terms of a particular series of Debt Securities, the terms of the offering thereof and related matters and (f) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the applicable definitive purchase, underwriting or similar agreement, including any supplemental indenture related thereto, approved by the Board upon payment of the consideration therefor provided for therein, such Debt Securities will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York and express no opinion as to matters governed by any laws other the laws of the State of New York and the Federal laws of the United States of America.  In particular, we do not purport to pass on any matter governed by the laws of the Republic of the Marshall Islands.

We understand that we may be referred to as counsel who has passed upon the legality of the Debt Securities of the Company in the prospectus and in any prospectus supplement forming a part of the Registration Statement, and we hereby consent to such use of our name in the Registration Statement and to the use of this opinion for filing with the Registration Statement as Exhibit 5.2 thereto.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

DHT Holdings, Inc.
26 New Street
St. Helier, Jersey JE2 3RA
Channel Islands